Exhibit 10.1

February 21, 2017

Mr. Jerome Shaw

7245 Rue de Roark

La Jolla, California 92037

Dear Mr. Shaw:

We are pleased to amend and restate your employment agreement with Volt Information Sciences, Inc. (the “Company”) on the terms and conditions set forth below (this “Agreement”). This Agreement is made between Jerome Shaw (hereinafter referred to as “Employee” or “you”) and the Company and shall take effect on February 27, 2017 (the “Effective Date”). This Agreement terminates and supersedes that certain Employment Agreement by and between you and the Company dated as of May 1, 1987, and amended as of January 3, 1989, in its entirety. For purposes hereof, “Company Group” means the Company and its subsidiaries and affiliates.

1.	Position.

You will hold the honorary title of Founder and Executive Vice President Emeritus of the Company, and will cease to be an executive officer of the Company for SEC purposes or otherwise.

2.	Duties and Responsibilities

You will devote a reasonable amount of time to the position, as long as you are willing. You agree that you will comply with all of the Company’s policies, procedures and rules, as now existing or as subsequently adopted, modified or supplemented by the Company from time to time. You further agree that you will comply with all applicable laws, rules and regulations governing your conduct.

3.	Compensation

Your salary will be fixed at rate of $200,000 per year (your “Salary”). In addition, you shall be paid a pre-retirement benefit in the aggregate amount of $1,500,000, in consideration of cancellation of your current contractual death benefit (together with your Salary, your “Compensation”). Your Compensation shall be paid over the Term of this Agreement and according to the Company’s normal payroll practices, less all required withholdings and deductions.

4.	Benefits

You are eligible to continue to participate in the Company’s employee benefit plans and programs in which you or your dependents are currently enrolled, subject to the eligibility requirements, terms and conditions of such plans and programs. Such plans and programs are subject to change or termination by the Company in the Company’s sole discretion; provided however, the Company agrees that no such change or termination shall result in medical benefit plan options less than those available to you and your dependent at the time of this Agreement. You will be provided with an office, the support of an executive assistant, and use of a car and driver.

4.1	No Paid Vacation and Sick Leave

You shall not accrue paid time off for vacation time or sick leave.

4.2	Business Expenses

If necessary and pre-approved by the CEO in writing, the Company will reimburse you for reasonable and necessary business expenses incurred in connection with the Company’s business, which may include travel expenses, food and lodging while traveling for business purposes, subject to such expense reimbursement policies as the Company may from time to time establish for its employees, provided that all such reimbursements shall comply with Section 409A of the Code.

5.	Employment Term; Compensation on Death or at End of Term

Your employment with the Company and the term of this Agreement shall continue until the two (2) year anniversary of the Effective Date (the “Term”), at which time your employment will automatically terminate (the “Termination Date”).

5.1	Upon Death

In the event of your death during the term of this Agreement, and in consideration of the General Release (as defined below), the Company agrees to pay the remainder of your Compensation to your trust, The Jerome and Joyce Shaw Family Trust, dated August 6, 1969, as amended and restated dated August 5, 2016 (or such other trust, person or estate as you may designate in writing to the Company) in accordance with Paragraph 3 and conditioned upon (i) the execution and delivery of the Release of Claims attached hereto as Exhibit A (the “General Release”) and (ii) such General Release becoming effective and irrevocable under all applicable law and its terms following termination of employment due to death. All benefits set forth in Paragraph 4 hereof shall thereafter cease in accordance with the terms of such plans. Your dependent will be eligible to elect COBRA continuation coverage for up to thirty-six (36) months, subject to her payment of the applicable COBRA premiums. No further rights or payments shall be conferred upon your estate other than as set forth in this Paragraph 5.1.

5.2	Payment of Accrued Compensation at end of Term

Following the Termination Date and in consideration of the General Release, you will be paid all accrued but unpaid Compensation through the Termination Date, conditioned upon (i) the execution and delivery of the General Release and (ii) such General Release becoming effective and irrevocable under all applicable law and its terms. For the avoidance of doubt and following the Termination Date, you will be eligible to elect COBRA continuation coverage for yourself and your dependents for a period of up to eighteen (18) months subject to your payment of the applicable COBRA premiums.

6.	Representation, Warranties and Acknowledgements

You represent that (i) you have consulted with independent counsel of your own choosing concerning this Agreement and have been advised to do so by the Company, (ii) you have read and understood this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own sound judgment and (iii) you have legal capacity to execute and deliver this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof by one party and each party represents and warrants the Agreement is a valid and legal agreement binding on such party and enforceable in accordance with its terms.

7.

Confidential Information. You agree that for the period of your employment with the Company and thereafter, you will not disclose or use, or enable any third party to disclose or use, any Confidential Information (as defined below) of the Company Group. You may not take or replicate Confidential Information for your personal benefit or for the benefit of a third party unrelated to the Company, including, but not limited to, saving a copy of Confidential Information on a non-Company computer, data storage device, zip drive, or otherwise, without the Company’s prior written approval. “Confidential Information” means all trade secrets, data and other information relating to the operations of the Company Group, whether in hard copy, electronic format or communicated orally, that you acquire through your employment with the Company Group, or that the Company Group treats as confidential through its policies, procedures and/or practices. Examples of Confidential Information include, but are not limited to: information concerning the operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs of the Company Group; information concerning the sales, marketing, servicing, bidding, product development and investment activities and strategies of any member of the Company Group; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of the past, present and prospective customers and clients of the Company Group; information concerning the terms on which the Company Group provides products and services to such past, present and prospective customers and clients; information concerning the pricing strategies for products and services of the Company Group; information concerning the finances, financing methods, credit and acquisition or disposition plans and strategies of any member of the Company Group; to the extent permitted by law, information concerning the employment and compensation of the employees of the Company Group; and disclosure of Confidential Information to another employee of the Company Group other than as required for you and such other Company Group employee to perform your duties for the Company. Confidential Information does not include any document, information, technical data or know-how which (i) before or after it has been disclosed to you, is part of the public knowledge or literature, but not as a result of any action or inaction by you or (ii) is approved for release by written authorization of Company. This provision does not restrict you from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event you are so required, you agree that you will give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

8.	Enforcement

Employee and the Company each acknowledges that either party shall be entitled to seek applicable injunctive relief as appropriate under the law. It is acknowledged and agreed that in the event that Employee fails or refuses to perform Employee’s obligations under this Agreement, irreparable damage will result to the Company Group, its business and properties and/or the clients of the Company Group, for which damage remedies available at law will be inadequate (none of which remedies or damages are hereby waived) and may be in addition to any injunctive relief.

9.	Return of Company Property

You agree that on the Termination Date, or at such earlier time as the Company may request, you will immediately return to the Company all of the Company’s property in your possession or under your control, including, but not limited to, all data and information relating to the business of the Company, and that you will not retain any copies thereof.

10.	Notices

Any notice required in connection with this Agreement will be deemed adequately given only if in writing and personally delivered, or sent by first-class, registered or certified mail, or overnight courier. Notice shall be deemed to have been given on the third day after deposit into the mail. Notice shall be deemed to have been given on the second day after deposit with an overnight courier. Notices to the Company shall be addressed to 2401 North Glassell Street, Orange, CA 92865, Attn: General Counsel. Notices to you shall be addressed to your last known address on file with the Company.

11.	Entire Agreement and Choice of Law

This Agreement constitutes the entire understanding between you and the Company and supersedes all prior agreements concerning the terms and conditions of your employment. Unless otherwise expressly stated herein, the terms of this Agreement may not be modified, altered, changed or amended except by an instrument in writing signed by a duly authorized representative of the Company and you. No waiver by the Company or you of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any similar or dissimilar condition or provision at any prior or subsequent time. If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of California.

12.	Agreement to Arbitrate Disputes

Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to your employment, shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, in accordance with the employment rules of the American Arbitration Association (“AAA”), which can be found at www.adr.org or a copy of the AAA rules can be provided to you upon your request to the Company. The arbitration shall be conducted before a single neutral and impartial arbitrator chosen by mutual agreement between us in the County of Orange, California. The Arbitrator shall award reasonable legal expenses and disbursements to the prevailing party in any arbitration. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction. Finally, nothing in this Paragraph shall prevent the parties from obtaining injunctive or other equitable relief in court or in arbitration in connection with breach of this Agreement.

13.	Successors and Assigns

You may not assign this Agreement. For the avoidance of doubt, payment in accordance with Section 5.1 above shall not be deemed an assignment. The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to substantially all of the stock or assets of the Company.

14.	Counterparts and Execution

This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile or PDF in which case the instruments so executed and delivered shall be binding and effective for all purposes.

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Kindly indicate your acceptance of the terms of this Agreement by signing and returning it to the undersigned.

Volt Information Sciences, Inc.

By:	/s/ Michael D. Dean
Michael D. Dean President and Chief Executive Officer

I have read, understand, accept and agree to the above terms and conditions:

/s/ Jerome Shaw	February 21, 2017
Jerome Shaw	Date

CONSENT OF SPOUSE:

/s/ Joyce Cutler Shaw	February 21, 2017
Joyce Cutler Shaw	Date

EXHIBIT A

RELEASE OF CLAIMS

1.	Terms of Release. This Release of Claims (this “General Release”) is being executed by (the “Estate”[or “Employee”, as the case may be with appropriate replacements of “Employee” for “estate” throughout this form]) for the benefit of Volt Information Sciences, Inc. (the “Company”) and the other Released Parties (as defined below), pursuant to the terms of the Agreement to which this General Release is attached, which provides the Employee’s estate with certain significant benefits, subject to the Estate’s executing this General Release.

2.	General Release. In exchange for and in consideration of the Compensation described in the Agreement, the Estate, on behalf of himself, its agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (collectively the “Releasors”), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which the Estate may have against them at any time up to the date the Estate signs this General Release, including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (a) the Employee’s employment with the Company or any of its subsidiaries or the termination thereof; (b) any treatment of the Employee or Estate by any of the Released Parties, which includes, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (c) any damages or injury that the Employee or Estate may have suffered, including without limitation, emotional or physical injury, or compensatory damages (but excluding any claims for workers’ compensation benefits); (d) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual orientation, or any other basis whatsoever; and (e) all such other claims that the Employee or Estate could assert against any, some, or all of the Released Parties (collectively, with the release of claims set forth in Section 3, the “Released Claims”).

3.	Broad Construction. This General Release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that the Estate or any of the Releasors has alleged or could have alleged, whether known or unknown, based on acts, omissions, transactions or occurrences which occurred up to the date the Estate signs this General Release, including any violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act of 1990); the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; any other federal, state, local or foreign law, ordinance and/or regulation; any public policy, whistleblower, contract, tort, or common law claim; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees.

4.	Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (a) the Company; (b) the Company’s former and current parents, subsidiaries and affiliates; (c) each predecessor, successor and affiliate of any entity listed in clauses (a) and (b); and (d) each former and current officer, director, agent, employee, employee benefit plan, employee benefit plan administrator, and of any of the persons listed in clauses (a) through (c).

5.

Rights Reserved. Nothing in this General Release shall prohibit or restrict the Estate from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Equal Employment Opportunity Commission (EEOC) or the National Labor Relations Board (NLRB) about the Agreement or this General Release or its underlying facts and circumstances or filing a charge with or participating in an investigation conducted by any governmental agency or authority; however, the Agreement and this General Release does prevent the Estate, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims it has released in this General Release. This General Release shall not affect the Estate’s or Employee’s rights under the Older Workers Benefit Protection Act of 1990 (“OWBPA”) to have a judicial determination of the validity of this General Release and does not purport to limit any right the Employee or his Estate may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This General Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

6.	OWBPA and ADEA Release. Pursuant to the OWBPA, the Estate understands and acknowledges that by executing this General Release and releasing all claims against each and all of the Released Parties, it has waived any and all rights or claims that it has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes, but is not limited to, any claim that any Released Party discriminated against the Employee on account of his age.

7.	Representations by the Estate. The Estate confirms that no claim, charge or complaint against any of the Released Parties has been brought by him before any federal, state, or local court or administrative agency. The Estate represents and warrants that it has no knowledge of any (i) illegal actions or illegal omissions by the Company or any of its affiliates; or (ii) improper actions or improper omissions by the Company or any of its affiliates that could reasonably be expected to be materially detrimental to the operations or financial condition of the Company, in each case other than such actions or omissions that: (x) have been previously disclosed to the Company’s Chief Executive Officer or board of directors; or (y) have been previously disclosed by the Estate in the Company’s response letters to its outside auditors. This expressly includes, but is not limited to, such conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

8.	No Admission of Liability. The Estate and the Released Parties agree that neither this General Release nor the furnishing of the consideration for this General Release as set forth in the Agreement shall be deemed or construed at any time for any purpose as an admission by the Estate or by the Released Parties of any liability or unlawful conduct of any kind.

9.	Governing Law. This General Release shall be governed by and construed in accordance with the laws of the State of California without regard to any conflict of law provisions that would require application of the laws of a different jurisdiction. If any provision of this General Release is declared legally or factually invalid or unenforceable by any arbitrator or court of competent jurisdiction and cannot be modified to be enforceable to any extent or in any application that is acceptable to the Company, then, in the discretion of the Company, such provision immediately may be deemed become null and void, leaving the remainder of this General Release in full force and effect.

10.	Prior Agreements. This General Release, together with the Agreement to which it is attached (and including the surviving obligations of the Employment Agreement as set forth therein), sets forth the entire agreement between the Estate and the Company and supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this General Release. The Estate acknowledges that it has not relied on any representations, promises, or agreements of any kind made to him in connection with its decision to sign this General Release, except for those set forth in the Agreement and this General Release.

11.	Amendment. This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

12.	Counterparts; Execution Signatures. This General Release may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

13.	Consideration Period. By signing the Agreement and this General Release, the Estate is confirming its acceptance of the terms and conditions set forth herein and is acknowledging the following:

(a)	This General Release represents a complete waiver and release of all rights and claims that the Estate has against the Released Parties. Accordingly, the Estate understands its obligation to review this General Release carefully before signing.

(b)	The Estate understands that it can take up to twenty-one (21) days from its receipt of the Agreement and this General Release (the “Consideration Period”) to consider its meaning and effect and to determine whether or not it wishes to enter into it. In addition, in order to receive the Compensation, the Estate will be required to sign the Agreement and this General Release. Before signing, the Estate is advised to consult with an attorney. If the Estate chooses to sign the Agreement and this General Release before the end of the Consideration Period, it is doing so voluntarily.

(c)	In addition, the Estate may revoke its signature within seven (7) days after signing this Agreement. Any revocation of this Agreement is requested to be in writing.

(d)	The Estate will forward the Agreement and this General Release once signed, as well as any notice of its desire to revoke its signature, to:

Michael D. Dean, Chief Executive Officer

Volt Information Sciences, Inc.

2401 North Glassell Street

Orange CA 92865

MDean@volt.com

IN WITNESS WHEREOF,                         has executed this General Release as of the date set forth below.

Name:
Title:

Date: